Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$ 2,215,000	$ 241.66

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-223208

October 16, 2020

PRICING SUPPLEMENT

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

Equity Index Underlying Supplement dated February 26, 2018)

Linked to the Least Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Index

►	1.10x exposure to any positive return of the Least Performing Underlying subject to a Maximum Cap of 35.00%

►	0.50x positive exposure to the Absolute Reference Return of the Least Performing Underlying if its Reference Return is negative but not less than -20.00%

►	Protection from the first 20.00% of any losses of the Least Performing Underlying if its Reference Return is less than -20.00%, with up to 80.00% of Principal Amount at risk.

►	A 2.5 year maturity

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Dual Directional Buffered Notes (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is $972.60 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-7 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000.00	$5.00	$995.00
Total	$2,215,000.00	$11,075.00	$2,203,925.00

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.50% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Dual Directional Buffered Notes

Linked to the Least Performing of the Dow Jones Industrial Average®, the Russell 2000® Index, and the Nasdaq-100® Index

This document relates to a single offering of Dual Directional Buffered Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Equity Index Underlying Supplement, the terms described in this document shall control. This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The Dow Jones Industrial Average® (Ticker: INDU), the Russell 2000® Index (Ticker: RTY), and the Nasdaq-100® Index (Ticker: NDX) (each an “Underlying” and together the “Underlyings”)
Trade Date:	October 16, 2020
Pricing Date:	October 16, 2020
Original Issue Date:	October 21, 2020
Final Valuation Date:	April 18, 2023, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	April 21, 2023. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Upside Participation Rate:	110% (1.10x)
Maximum Cap:	35.00%
Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows:
Final Value – Initial Value Initial Value
Absolute Reference Return:	With respect to each Underlying, the absolute value of its Reference Return. The Absolute Reference Return will always be a positive value. For example, if the Reference Return is -10.00%, the Absolute Reference Return will be +5.00%, giving effect to the Absolute Return Participation Rate.
Absolute Return Participation Rate:	50% (0.50x)
Final Settlement Value:

If the Reference Return of the Least Performing Underlying is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the Notes, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return of the Least Performing Underlying is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows: $1,000 + ($1,000 × Absolute Reference Return of the Least Performing Underlying × Absolute Return Participation Rate)

If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 20.00%)].

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return of the Least Performing Underlying is below the Buffer Percentage. For example, if the Reference Return of the Least Performing Underlying is -30%, you will suffer a 10% loss and receive 90% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will lose some or a significant portion (up to 80.00%) of your investment.

Buffer Percentage:	With respect to each Underlying, -20.00%
Initial Value:	28,606.31 with respect to the INDU, 1,633.808 with respect to the RTY and 11,852.17 with respect to the NDX, each of which was its Official Closing Level on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Level on the Final Valuation Date.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

CUSIP/ISIN:	40438CYN5 / US40438CYN54
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Underlyings or any security included in any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Equity Index Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

PAYMENT AT MATURITY

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return of the Least Performing Underlying is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the Notes, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate), and

(b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return of the Least Performing Underlying is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Absolute Reference Return of the Least Performing Underlying × Absolute Return Participation Rate)

If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 20.00%)].

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return of the Least Performing Underlying is below the Buffer Percentage. For example, if the Reference Return of the Least Performing Underlying is -30%, you will suffer a 10% loss and receive 90% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will lose some or a significant portion (up to 80.00%) of your investment.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

The reference sponsor of the INDU is S&P Dow Jones Indices LLC, a division of S&P Global. The reference sponsor of the RTY is FTSE Russell. The reference sponsor of the NDX is Nasdaq Inc.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

►	You seek an investment with an enhanced return linked to the potential positive performance of the Least Performing Underlying and you believe the Reference Return of the Least Performing Underlying will be positive or will not decline below the Buffer Percentage of -20.00%.

►	You are willing to invest in the Notes based on the Maximum Cap of 35.00%, which may limit your return at maturity.

►	You are willing to make an investment that is exposed to any negative Reference Return of the Least Performing Underlying on a 1-to-1 basis for each percentage point that its Reference Return of the Least Performing Underlying is below the Buffer Percentage of -20.00%.

►	You are willing to forgo dividends or other distributions paid to holders of the stocks included in any Underlying.

►	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

►	You do not seek current income from your investment.

►	You do not seek an investment for which there is an active secondary market.

►	You are willing to hold the Notes to maturity.

►	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

►	You believe the Reference Return of the Least Performing Underlying will be less than the Buffer Percentage or that its Reference Return or Absolute Reference Return of the Least Performing Underlying will not be sufficiently positive to provide you with your desired return.

►	You are unwilling to invest in the Notes based on the Maximum Cap of 35.00%, which may limit your return at maturity.

►	You are unwilling to make an investment that is exposed to any negative Reference Return of the Least Performing Underlying on a 1-to-1 basis for each percentage point that its Reference Return of the Least Performing Underlying is below the Buffer Percentage of -20.00%.

►	You seek an investment that provides full return of principal.

►	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

►	You prefer to receive the dividends or other distributions paid to holders of the stocks included in any Underlying.

►	You seek current income from your investment.

►	You seek an investment for which there will be an active secondary market.

►	You are unable or unwilling to hold the Notes to maturity.

►	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and on page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying, prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

►	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

►	“— General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

You will be exposed to the decline in the Final Value from the Initial Value of the Least Performing Underlying beyond the Buffer Percentage of -20.00%. Accordingly, if the Reference Return of the Least Performing Underlying is less than the Buffer Percentage of
-20.00%, your Payment at Maturity will be less than the Principal Amount of your Notes. You will lose some or a significant portion (up to 80.00%) of your investment at maturity if the Reference Return of the Least Performing Underlying is less than the Buffer Percentage.

The appreciation on the Notes is limited by the Maximum Cap.

You will not participate in any appreciation in the price of the Reference Asset (as multiplied by the Upside Participation Rate) beyond the Maximum Cap of 35.00%. You will not receive a return on the Notes greater than the Maximum Cap.

The amount payable on the Notes is not linked to the value of the Least Performing Underlying at any time other than on the Final Valuation Date.

The Final Value of the least Performing Underlying will be based on its Official Closing Level on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the Least Performing Underlying appreciates during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that reflects a Reference Return that is less than the Buffer Percentage, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual value of the Least Performing Underlying on the Maturity Date or at other times during the term of the Notes may be higher than the Final Value, the Payment at Maturity will be based solely on the Official Closing Level of the Least Performing Underlying on the Final Valuation Date.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the value of each Underlying. For example, in the case of notes linked to a basket, the return would depend on the aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that the Reference Return of one of the Underlyings will be below the Buffer Percentage on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will suffer a significant loss on your investment.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Changes that affect an Underlying may affect the value of that Underlying and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an Underlying, concerning additions, deletions and substitutions of the stocks included in that Underlying and the manner in which the reference sponsor takes account of certain changes affecting those stocks may affect the value of that Underlying. The policies of the reference sponsor could also affect the value of that Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could affect the value of an Underlying and the value of and the return on the Notes.

You will not have any ownership interest in the stocks included in an Underlying.

As a holder of the Notes, you will not have any ownership interest in the stocks included in an Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in an Underlying.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Non-U.S. securities risk.

Some of the equity securities included in the NDX are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Small-capitalization risk.

The RTY tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Least Performing Underlying relative to its Initial Value. We cannot predict the Final Value of any Underlying. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of any Underlying or the return on your Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns of the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples are based on the following terms:

▶	Principal Amount:	$1,000
▶	Hypothetical Initial Value of the Least Performing Underlying:	1,000.00
▶	Upside Participation Rate:	110%
▶	Absolute Return Participation Rate	50%
▶	Maximum Cap:	35.00%
▶	Buffer Percentage:	-20.00%

The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying is set forth on page PS-2 of this pricing supplement.

Hypothetical Final Value of the Least Performing Underlying	Hypothetical Reference Return of the Least Performing Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
2,000.00	100.00%	$1,350.00	35.00%
1,800.00	80.00%	$1,350.00	35.00%
1,600.00	60.00%	$1,350.00	35.00%
1,318.18	31.82%	$1,350.00	35.00%
1,300.00	30.00%	$1,330.00	33.00%
1,200.00	20.00%	$1,220.00	22.00%
1,150.00	15.00%	$1,165.00	16.50%
1,100.00	10.00%	$1,110.00	11.00%
1,050.00	5.00%	$1,055.00	5.50%
1,020.00	2.00%	$1,022.00	2.20%
1,010.00	1.00%	$1,011.00	1.10%
1,000.00	0.00%	$1,000.00	0.00%
990.00	-1.00%	$1,005.00	0.50%
980.00	-2.00%	$1,010.00	1.00%
950.00	-5.00%	$1,025.00	2.50%
850.00	-15.00%	$1,075.00	7.50%
800.00	-20.00%	$1,100.00	10.00%
700.00	-30.00%	$900.00	-10.00%
600.00	-40.00%	$800.00	-20.00%
500.00	-50.00%	$700.00	-30.00%
400.00	-60.00%	$600.00	-40.00%
200.00	-80.00%	$400.00	-60.00%
0.00	-100.00%	$200.00	-80.00%

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The value of the Least Performing Underlying increases from the Initial Value of 1,000.00 to a Final Value of 1,050.00.

Underlying	Initial Value	Official Closing Level
INDU	1,000.00	1,250.00 (125.00% of Initial Value)
RTY	1,000.00	1,050.00 (105.00% of Initial Value)
NDX	1,000.00	1,290.00 (129.00% of Initial Value)

RTY is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	5.00%
Final Settlement Value:	$1,055.00

Because the Reference Return of the Least Performing Underlying is positive, the Final Settlement Value would be $1,055.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate)

= $1,000 + ($1,000 × 5.00% × 110%)

= $1,055.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return of the Least Performing Underlying multiplied by the Upside Participation Rate of 110% when the Reference Asset appreciates.

Example 2: The value of the Least Performing Underlying increases from the Initial Value of 1,000.00 to a Final Value of 1,600.00.

Underlying	Initial Value	Official Closing Level
INDU	1,000.00	1,700.00 (170.00% of Initial Value)
RTY	1,000.00	1,600.00 (160.00% of Initial Value)
NDX	1,000.00	1,800.00 (180.00% of Initial Value)

RTY is the Least Performing Underlying.

Reference Return:	60.00%
Final Settlement Value:	$1,350.00

Because the Reference Return of the Least Performing Underlying is positive, and the Reference Return of the Least Performing Underlying multiplied by the Upside Participation Rate is greater than the Maximum Cap, the Final Settlement Value would be $1,350.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 35.00%)

= $1,350.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the Reference Return of the Least Performing Underlying is positive and such Reference Return of the Least Performing Underlying multiplied by the Upside Participation Rate exceeds the Maximum Cap.

Example 3: The value of the Least Performing Underlying decreases from the Initial Value of 1,000.00 to a Final Value of 900.00.

Underlying	Initial Value	Final Value
INDU	1,000.00	1,150.00 (115.00% of Initial Value)
RTY	1,000.00	900.00 (90.00% of Initial Value)
NDX	1,000.00	1,050.00 (105.00% of Initial Value)

RTY is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-10.00%
Final Settlement Value:	$1,050.00

Because the Reference Return of the Least Performing Underlying is less than zero but greater than the Buffer Percentage of -20.00%, the Final Settlement Value would be $1,050.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Absolute Reference Return of the Least Performing Underlying × Absolute Return Participation Rate)

= $1,000 + ($1,000 × 10% × 50%)

= $1,050.00

Example 3 shows that as long as the Reference Return of the Least Performing Underlying is greater than the Buffer Percentage, you will receive a positive return on your Notes.

Example 4: The value of the Least Performing Underlying decreases from the Initial Value of 1,000.00 to a Final Value of 500.00.

Underlying	Initial Value	Final Value
INDU	1,000.00	1,100.00 (110.00% of Initial Value)
RTY	1,000.00	500.00 (50.00% of Initial Value)
NDX	1,000.00	1,050.00 (105.00% of Initial Value)

RTY is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-50.00%
Final Settlement Value:	$700.00

Because the Reference Return of the Least Performing Underlying is less than the Buffer Percentage of -20.00%, the Final Settlement Value would be $700.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 20.00%)]

= $1,000 + [$1,000 × (-50.00% + 20.00%)]

= $700.00

Example 4 shows that you are exposed on a 1-to-1 basis to declines in the value of the Least Performing Underlying beyond the Buffer Percentage of -20.00%. You will lose some or a significant portion (up to 80.00%) of your investment.

DESCRIPTION OF THE REFERENCE ASSET

Description of the INDU

The INDU is a price-weighted index comprised of 30 blue chip stocks considered to be the leaders in their industry. It is intended to be a measure of the entire U.S. market, covering a diverse set of industries such as financial services, technology, retail, entertainment and consumer goods, but excluding the transportation and utilities industries.

For more information about the INDU, see “Dow Jones Industrial AverageSM” beginning on page S-10 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the INDU

The following graph sets forth the historical performance of the INDU based on the daily historical closing values from October 16, 2010 through October 16, 2020. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the INDU should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the INDU on any Observation Date, including the Final Valuation Date.

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-37 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing values from October 16, 2010 through October 16, 2020. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY on any Observation Date, including the Final Valuation Date.

Description of the NDX

The NDX is a modified market capitalization-weighted index of 100 of the largest domestic and international non-financial companies listed on The Nasdaq Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies.

For more information about the NDX, see “The Nasdaq-100® Index” beginning on page S-27 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the NDX

The following graph sets forth the historical performance of the NDX based on the daily historical closing values from October 16, 2010 through October 16, 2020. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the NDX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the NDX on any Observation Date, including the Final Valuation Date.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of an Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Value will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. has offered the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.50% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Underlyings. Pursuant to this approach we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether an Underlying or any of the entities whose stock is included in an Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If an Underlying or one or more of the entities whose stock is included in an Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings and the entities whose stock is included in the Underlyings, and consult your tax advisor regarding the possible consequences to you if an Underlying or one or more of the entities whose stock is included in, or owned by, an Underlying, as the case may be, is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

VALIDITY OF THE NOTES

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 26, 2018, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 1, 2018, which has been filed as Exhibit 5.4 to the Issuer’s registration statement on Form S-3 dated February 26, 2018.

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$2,215,000

Dual Directional Buffered Notes
Linked to the Least Performing of
the Dow Jones Industrial
Average®, the Russell 2000® Index
and the Nasdaq-100® Index

October 16, 2020

Pricing Supplement

Pricing Supplement
General	PS-4
Payment at Maturity	PS-5
Investor Suitability	PS-6
Risk Factors	PS-7
Illustrative Examples	PS-10
Description of the Reference Asset	PS-13
Events of Default and Acceleration	PS-15
Supplemental Plan of Distribution (Conflicts of Interest)	PS-15
U.S. Federal Income Tax Considerations	PS-15
Validity of the Notes	PS-16

Equity Index Underlying Supplement

Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The FTSE® 100 Index	S-14
The Hang Seng® Index	S-15
The Hang Seng China Enterprises Index	S-17
The KOSPI 200 Index	S-20
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-27
The Nikkei 225 Index	S-31
The PHLX Housing SectorSM Index	S-33
The Russell 2000® Index	S-37
The S&P 100® Index	S-40
The S&P 500® Index	S-43
The S&P 500® Low Volatility Index	S-46
The S&P BRIC 40 Index	S-49
The S&P MidCap 400® Index	S-51
The TOPIX® Index	S-54
Additional Terms of the Notes	S-56

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Security Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58